SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                         (Amendment No. 1 )*

                        KASH N' KARRY FOOD STORES INC.
                               (Name of Issuer)

                                 COMMON STOCK
                        (Title of Class of Securities)

                                   48577P106
                                (CUSIP Number)

           Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             SCHEDULE 13G

CUSIP NO.  48577P106

1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             PaineWebber Incorporated
             IRS  # 13-2638166

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (A) [ ]
                                                              (B) [ ]

3            SEC USE ONLY

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

             5                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  -0-
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             6                   SHARED VOTING
                                 POWER

                                        -0-
             7                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        -0-
             8                   SHARED
                                 DISPOSITIVE
                                 POWER

                                        -0-

 9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                     [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0%

12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             BD

                  AMENDMENT NO. 1 TO SCHEDULE 13G


     Item 4(a) Item 4(a) is amended and restated in its entirety by the following:

               AMOUNT BENEFICIALLY OWNED:
                    -0-

     ITEM 4(B) Item 4(b) is amended and restated in its entirety by the following:

               PERCENT OF CLASS:
                    0%

     ITEM 4(C) Item 4(c) is amended and restated in its entirety by the following:

               NUMBER OF SHARES ON TO WHICH SUCH PERSON HAS:

                i)  sole power to vote or direct the vote:  0
               ii)  shared power to vote or direct the vote:  0
              iii)  sole power to dispose or direct the disposition of:  0
               iv)  shares power to dispose or direct the disposition of:  0

     ITEM 5 Item 5 is amended and restated in its entirety by the following:

               OWNER OF FIVE PERCENT OR LESS OF A CLASS:

               This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

                          SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              4/9/96
                              ----------------------------
                              Date

                              /S/ JAMES P. DOWD
                              ----------------------------
                              Signature

                              /S/ JAMES P. DOWD
                              ----------------------------
                              Name/Title